Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8

Registration Statement
Under
The Securities Act of 1933

ETERNAL TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	62-1655508 (IRS Employer Identification No.)
Suite 2007, Golden Central Tower, No. 3037, Jintian Rd., Futian District, Shenzhen, Guangdong, Province, P.R. China	300052 (Zip Code)
2007Stock Option Plan

Copy to:
Frank Marcoz 7950 W. Flamingo Rd. #1128 Las Vegas, NV 89147 (Name, address and telephone number of agent for service)	Hank Vanderkam Vanderkam & Associates 1301 Travis, #1200 Houston, Texas 77002 (713) 547-8900

Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration
Common Stock, $0.001 par value	2,500,000	$0.75	1,875,000	$57.56

(1) This Registration Statement covers (i) 2,500,000 shares of Common Stock (the "Common Stock"), $0.001 par value per share, of Eternal Technologies Group, Inc. ("Eternal")(the "Registrant") issuable pursuant to the 2007 Stock Option Plan (the "2007 Option Plan") In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the closing price as reported on the Nasdaq Electronic Bulletin Board on October 1, 2007 under the symbol "ETLT".

This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8) which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. This reoffer prospectus relates to up to 2,500,000 shares of Common Stock under the Stock Option Plan The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock of the Agreement, and the 2007 Stock Option Agreement.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Eternal Technologies Group, Inc., Suite 2007, Golden Central Tower, No. 3037, Jintian Rd., Futian District, Shenzhen, Guangdong, Province, P.R. China attention Jian Sheng Wei.

The resale prospectus referred to above follows this page.

PROSPECTUS

ETERNAL TECHNOLOGIES GROUP, INC.
2,500,000 SHARES OF COMMON STOCK
(par value $0.001 per share)

This prospectus relates to up to 2,500,000 shares (the "Shares") of common stock, par value $0.001 per share, of Eternal Technologies Group, Inc., a Nevada corporation (the "Company" or "Eternal") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders") who have acquired or will acquire such Shares pursuant to stock options and stock grants issued or issuable under the 2007 Stock Option Plan dated October 1, 2007.

The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See "Plan of Distribution." All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or their donees and pledgees).

Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

Our common stock is quoted on the OTC Bulletin Board Service under the symbol "ETLT.OB" On October 22 2007, the average of the bid and ask closing price of our common stock was $0.75 per share.

See "Risk Factors" on page 3 hereof for a discussion of certain factors that should be carefully considered by prospective purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2007.

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "the Company," "Eternal," "we" or "us" refer to Eternal Technologies Group, Inc.

RISK FACTORS

Prospective purchasers of the common stock should consider carefully the following risk factors relating to the business of the Company, together with the information and financial data set forth elsewhere in this prospectus or incorporated herein by reference, prior to making an investment decision. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

RISKS RELATED TO ETERNAL

An investment in our common stock involves certain risks. Prospective investors should carefully review the following factors, together with the other information contained in this prospectus, prior to making a decision to invest in our common stock. The future trading price of shares of our common stock will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.

Risks Related to Our Financial Condition and Our Business

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continual service of our senior management including Mr. Ji Jun Wu, our Chairman and Mr. Jian Sheng Wei, our Chief Executive Officer. The loss of the services of either of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support, financial, accounting and managerial personnel. Because of the rapid growth of the economy in China, competition for qualified personnel in Shenzhen, Tianjin and other developed areas of China where the Company operate. If we cannot retain our key personnel or attract, assimilate or retain qualified personnel in the future, our business operations could be disrupted.

We May Lose Any Technological Advantage Because Biotechnology Changes Rapidly

The medical equipment field is characterized by rapid technology changes and intense competition. As a result, we may not realize the expected benefits of our strategy. Businesses, academic institutions, governmental agencies, and other public and private research organizations are conducting research to develop technologies that may compete with our existing and our proposed products. It is possible that competitors could acquire or develop technologies that would render our technologies obsolete or noncompetitive. If we cannot access the same technologies at an acceptable price, or at all, our business operations could be disrupted.

Risks Related to Operations in China

Substantially all of our assets are located in China and all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

China's Economic, Political and Social Conditions, as Well as Government Policies, could Affect our Business

While China's economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations which presently gives us a tax holiday.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises. Still a substantial portion of productive assets in China are owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Government Control of Currency Conversion may Adversely Affect our Operations
and Financial Results

We receive substantially all of our revenues in Renminbi, which is not a freely convertible currency. A portion of these revenues must be converted into other currencies to meet our foreign currency obligations. These foreign currency-denominated obligations include:

o payment for equipment and materials purchased offshore

Fluctuation of the Renminbi Could Materially Affect our Financial Condition and
Results of Operations

On January 1, 1994, the PRC government introduced a single rate of exchange of Renminbi ("Rmb") against United States Dollar ("US$") as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). On July 21, 2005, Rmb was revalued from Rmb 8.28 to Rmb8.11 for US$1 following the removal of the peg to the US dollar and pressure for the United States. The Peoples Bank of China also announced that the Renminbi would be pegged to a basket of foreign currencies, rather then being strictly tied to the US dollar and would trade within a narrow 0.3% band against this basket of currencies, which is dominated by the US dollar, Euro, Japanese Yen and South Korean Won, with a smaller proportion made up of the British pound, Thai Baht and Russian Ruble. No representation is made that the Rmb amounts have been, or could be, converted into US$ at that rate. This quotation of exchange rates does not imply free convertibility of Rmb to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. Approval of foreign currency payments by the People's Bank of China or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

The PRC Legal System has Inherent Uncertainties that Could Limit the Legal
Protections Available to You

Substantially all of our assets and operations are in China and our principal operating subsidiaries are organized under the laws of China. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. The direct enforcement by our shareholders of any rights of shareholders in respect of violations of corporate governance procedures may be limited. Unlike in the United States, under applicable laws of China, shareholders do not have the right to sue the directors, supervisors, officers or other shareholders on behalf of the corporation to enforce a claim against such party or parties that the corporation has failed to enforce itself. Our shareholders may have to rely on other means to enforce directly their rights, such as through administrative proceedings. Chinese laws and regulations do not distinguish among minority, affiliated and unaffiliated shareholders in terms of their rights and protections. In addition, our minority shareholders may not have the same protections afforded to them by companies incorporated under the laws of the United States.

The admission of China into the World Trade Organization could lead to increased foreign competition

As a result of China becoming a member of the WTO, import restrictions on both agricultural products and pharmaceuticals are expected to be gradually reduced. The WTO also requires China to lower its import tariffs as a condition for membership. Reduced import restrictions and/or lower tariffs may lead to increased imports of foreign products and therefore lead to increased competition in the domestic agricultural products and pharmaceuticals markets.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, including information about or related to our future results, certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any or all of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statements. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based upon actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and we have no obligation to update publicly or revise any of these forward-looking statements.

These and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our planned effort to redeploy our assets and use our cash and cash equivalent assets to enhance stockholder value following the sale of substantially all of our electronic commerce business, which represented substantially all of our revenue generating operations and related assets, and the risks and uncertainties set forth in the section headed "Risk Factors" of this prospectus. The Company cannot guarantee its future performance.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-QSB through the fiscal quarter ended June 30, 2007

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 1. DESCRIPTION OF BUSINESS

General

Eternal Technologies Group, Inc. is engaged in agricultural genetics and medical equipment manufacturing and distribution operating in the People's Republic of China. We focus on the development and application of advanced animal husbandry techniques to produce improved food products, the development, manufacturing and marketing of medical equipment and technologies used in the detection and prevention of breast cancer in humans.

Our agricultural genetics/animal husbandry operations are concentrated in the application of advanced embryonic biotechnology techniques with the objective being to shorten the development time for animal development resulting in increased output and profitability and reduced use of animal feed. Since 2000, we have utilized our advanced breeding techniques and marketed fine bred animal embryos, breeding stock and breeding services to develop larger, stronger and healthier sheep. In the fourth quarter of 2003, we began the production and sale of lamb meat and began application of our advanced breeding techniques to the breeding of higher-yielding purebred Holstein dairy cattle.

Our development, manufacturing and marketing of medical equipment and medical technologies are focused in the development of breast cancer detection technology with the objective of earlier detection. The Company manufactures a device which, if widely accepted, could substantially decrease the costs and therefore increase the availability of breast cancer detection in many areas in Asia. We entered this industry in October of 2005 with the acquisition of the assets of E-Sea Biomedical Engineering Co. International, Ltd.

Our principal executive offices are located at Suite 2007, Golden Central Tower, No. 3037, Jintian Rd., Futian District, Shenzhen, Guangdong, Province, P.R. China and our telephone number is 011-86-22-2721-7020.

History and Development of the Company

Our operations are conducted through our wholly-owned subsidiaries, Eternal Technology Group Ltd. ("Eternal - BVI"), a British Virgin Islands company, and its subsidiaries and E-Sea Biomedical Engineering Co. International Ltd., also a BVI company.

We acquired Eternal - BVI in December 2002 (the "Reorganization"). Under the terms of the Exchange Agreement, we issued 22,050,000 shares of our common stock to the shareholders of Eternal Technologies - BVI in exchange for all of the issued and outstanding shares of Eternal - BVI. In conjunction with the Reorganization our common shares were reverse split on a one (1) for six (6) basis and we changed our name from Waterford Sterling Corporation to Eternal Technologies Group, Inc., ("Eternal") We ceased our prior operations and caused the officers and directors of Eternal Technologies - BVI to be appointed as the officers and directors of Eternal in place of the pre-Reorganization officers and directors. As a result of the Reorganization, we adopted as our primary business the operations of Eternal - BVI and the shareholders of Eternal - BVI acquired approximately 85% of our post-Reorganization outstanding shares.

Eternal - BVI was incorporated in the British Virgin Islands in March 2000. In May 2000, Eternal - BVI acquired 100% of Willsley Company Limited. Willsley is a holding company that owns 100% of Inner Mongolia Aershan Agriculture & Husbandry Technology Co., Ltd. ("Aershan Agriculture"). Aershan Agriculture owns a cattle herd, conducts breeding operations and owns a farm in Innner Mongolia which it leases to a Chinese company for approximately $572,000 per year.

As of the fourth quarter of 2005 we acquired certain assets, subject to certain liabilities of E-Sea Biomedical Engineering Co. International, Ltd. E-Sea's principal activities are the manufacture, sale and licensing of medical devices used to detect breast cancer.

Our current agricultural operations are focused on developing superior livestock breeds in order to improve the quality and yield of livestock in China as well as the profitability of livestock operations. We initially imported embryos from Australia and the United States, but are utilizing our facilities and expertise to develop a herd of "carrier animals" to produce a domestic supply of embryos, hereby eliminating our dependence on third party foreign embryo suppliers and reducing the cost of embryos. Under this program, we transfer fine-breed sheep and dairy cattle embryos into recipient animals and sell the pregnant animals to customers with the offspring serving as breeding or commercial stock.

We utilize our fine-breed livestock embryos and our breeding and biotech expertise to offer a range of livestock breeding services and products, including sale of embryos, artificial insemination and embryo transplant services, both at our facilities and on-site, and related products and services designed to improve production, quality and profitability of Chinese livestock operators.

In late 2003, we began implementation of a mutton production and sale program focused on the processing and sale of mutton from our higher yielding, higher quality genetically engineered stock. Because of changes in government relations to plowing in Inner Mongolia, we have concluded that we have impediments to the ongoing economic use of our farm for grazing. Accordingly, in 2006 we leased the farm to a Chinese firm for twenty years. This firm intends to raise trees for lumber on the property.

Our current medical operations are centered around E-Sea and expanding our market in China, both through the sales of our medical detection devices and leasing them on a per usage basis. We are also exploring acquisitions to expand and complement the E-Sea line of medical equipment.

Historically, our business has been highly seasonal with nearly all of our revenues being generated in the fourth quarter. While our business will remain seasonal it should be less cyclical in the future because of the sale of lamb meat, embryo transfers to dairy cattle and the acquisition of E-Sea thereby making our overall business less seasonal.

Medical Equipment Operations E-Sea

The Company manufactures and sells a medical device known as a "Three-operator Mammary Gland Detecting System." This device is used to examine persons and detect early stage breast cancer. The Company anticipates wide acceptance of this product as it is a low cost alternative to expensive and often times unavailable mammography.

Facility. The company manufactures and sells the medical equipment from a facility in Shenzhen, PRC. The facility is approximately nine-thousand square feet and contains manufacturing machinery, workspace, and administrative offices.

Marketing. Our senior management team handles sales and marketing for our medical equipment products. Our management team communicates with medical service providers, clinics and other institutions to assure that potential clients are aware of our product and the product capabilities. We may evaluate the adoption of more formal marketing, advertising and sales programs as necessary in the future.

Competition

Both the agriculture and medical industries are highly competitive. While animal genetics is a relatively new field in China several large foreign companies such as Smithfield Foods, Inc. of the United States and Sumitomo Corporation of Japan have entered the market and compete with us in the development and delivery of advanced animal husbandry products and services. Likewise in the medical device field, companies such as Siemens and General Electric have entered the market and competed with us. These companies have a substantial advantage due to their size and the name recognition each enjoys.

Increased competition in the agriculture industry could have a material adverse effect on us, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those we possess.

Intellectual Property

There can be no assurance that third parties will not assert intellectual property infringement claims against us in the future with respect to current or future products and technologies. We are responsible for defending against charges of infringement of third party intellectual property rights by our actions and products and such assertion may require us to refrain from the sale of our products, enter into royalty arrangements or undertake costly litigation. Further, challenges may be instituted by third parties as to the validity, enforceability and infringement of our patents.

Our adherence to industry standards with respect to our products limits our opportunities to provide proprietary features that may be protected. In addition, the laws of various countries in which our products may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States of America.

Governmental Regulation

Our business and the agriculture industry in general is subject to extensive laws and regulations, including environmental laws and regulations. As such, we may be required to make large expenditures to comply with environmental and other governmental regulations.

Under these laws and regulations, we could be liable for personal injuries, property damage, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our operating costs.

The Chinese regulatory scheme, in general, and the regulation of the agriculture and medical equipment industries in particular, is not well defined and is subject to substantial uncertainty. With China's entry in the WTO, China has implemented numerous changes to its existing laws and regulations.

Chinese laws impacting our animal husbandry operations relate primarily to health and safety regulations covering food products and environmental regulations covering waste products and other land use regulations. Food product regulations generally govern the safety of products in the food chain and the handling of those products. We believe that we are in compliance with all existing food and environmental regulations applicable to our animal husbandry operations. Because many of those regulations are new and evolving, we must continually monitor the interpretation, enforcement and modification to those regulations to assure ongoing compliance.

Our medical equipment operations are subject to extensive regulation by the Chinese government and, to the extent that we may market our pharmaceutical products outside of China, other governments. Chinese medical equipment regulation is evolving and subject to much uncertainty. Under current regulations, the Chinese equivalent of the United States Food And Drug Administration is responsible for monitoring, and promulgating regulations with respect to, the review of clinical safety and efficacy trial, market approval of equipment and effectiveness claims, manufacturing practices, and similar matters. Failure to comply with market rules could result in fines, penalties or other adverse consequences.

Employees

As of December 31, 2006, we had 68 full-time employees, including employees performing administrative functions and animal husbandry services and farming functions. Third parties perform bioscience research and related services on a contract basis. The employees are not covered by a collective bargaining agreement, and we do not anticipate that any of our future employees will be covered by any such agreement.

USE OF PROCEEDS

The Company will not realize any proceeds from the sale of the common stock which may be sold pursuant to this prospectus for the respective accounts of the Selling Stockholders. The Company, however, will derive proceeds from the sale of stock to Selling Stockholders and upon the exercise of the options granted to Selling Stockholders. All such proceeds will be available to the Company for working capital and general corporate purposes. No assurances can be given, however, as to when or if any or all of the options will be exercised.

SELLING STOCKHOLDERS

This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired or may acquire Shares pursuant to each of the Plans. The Selling Stockholders may resell any or all of the Shares at any time they choose while this prospectus is effective.

Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire common stock under the Plans may be added to the Selling Stockholder list below by a prospectus supplement filed with the Commission. The number of Shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their common stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

Each of the Selling Stockholders is an employee or director of the Company. The following table sets forth:

* the name and principal position or positions over the past three years with the Company of each Selling Stockholder; * the number of shares of common stock each Selling Stockholder beneficially owned as of November 15, 2007; * the number of shares of common stock acquired by each Selling Stockholder in connection with stock options and stock grants pursuant to the Plans and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this prospectus; and
* the number of shares of common stock and the percentage, if 1% or more, of the total class of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder in connection with grants pursuant the Plans and registered under this Registration Statement.

There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The address of each Selling Stockholder is Suite 2007, Golden Central Tower, No. 3037, Jintian Rd., Futian District, Shenzhen, Guangdong, Province, P.R. China

Name of Seller	Relationship to the Company	Number of Shares Beneficially Owned (1)	Shares to be sold (2)	Number of Shares to be Beneficially Owned After the Offering
Jijun Wu	Chairman of the Board	1,780,000		1,836,000
Jiansheng Wei	President, Chief Executive Officer and Director	707,500	24,500	683,000
Zheng Shen	Chief Financial Officer		50,000	-
Wei Ou	Employee	50,000	50,000	-
Feng Liu	Employee	50,000	50,000	-
Hongcui Yu	Employee	50,000	50,000	-
Zuwu Peng	Employee	50,000	50,000	-
Zhong Luo	Employee	50,000	50,000	-
Chun Yang	Employee	50,000	50,000	-
Yongkang Lin	Employee	40,000	40,000	-
Yuanfang Nie	Employee	40,000	40,000	-
Wenjin Ding	Employee	40,000	40,000	-
Wenping Zhang	Employee	40,000	40,000	-
Zhizhang Li	Employee	40,000	40,000	-
Detian Zhang	Employee	32,080	32,080	-
Dejin Wen	Advisor	200,000	200,000	-
Genchang Li	Director	22,000	22,000	-
Anguo Lv	Advisor	60,000	60,000	-
Hongling Liu	Advisor	11,000	11,000	-
Wei Zhang	Advisor	11,000	11,000	-
Shien Zhu	Director	11,000	11,000	-
Shenming Zeng	Advisor	60,000	60,000	-
Kaiyang Li	Advisor	11,000	11,000	-
Ting Zhou	Advisor	11,000	11,000	-
Danzhong Zhao	Advisor	60,000	60,000	-
Wenfang Wu	Advisor	60,000	60,000	-
Jianhui Tian	Advisor	60,000	60,000	-
Yongxiang Dong	Employee	30,000	30,000	-
Xin Wang	Employee	30,000	30,000	-
Zhiwei Lin	Employee	30,000	30,000	-
Qiang Li	Employee	30,000	30,000	-
Qiguang Zheng	Employee	30,000	30,000	-
Baoxin Tian	Employee	30,000	30,000	-
Zhenyu Qin	Employee	30,000	30,000	-
Xuefeng Xing	Employee	30,000	30,000	-
Xiaoguo Wang	Employee	30,000	30,000	-
Chucheng Gong	Employee	30,000	30,000	-
Huaan Zhang	Employee	30,000	30,000	-
Peng Zhang	Employee	25,000	25,000
Yu Ye	Employee	25,000	25,000	-
Hong Wang	Employee	25,000	25,000	-
Jijun Wu	Employee	25,000	25,000	-
Jiansheng Wei	Employee	56,000	56,000	-
Zheng Shen	Employee	24,500	24,500	-
Zheng Shen	Employee	50,000	50,000	-
Wenlong Cai	Employee	28,000	28,000	-
Yuguo Chang	Employee	28,000	28,000	-
Kemei Wu	Employee	26,600	26,600	-
Wengui Yao	Employee	50,000	50,000	-
Shitian Wang	Employee	50,000	50,000	-
Yuan Tian	Employee	50,000	50,000	-
Chunrui Yang	Employee	26,600	26,600	-
Jinming Zhang	Employee	50,000	50,000	-
Shengli Han	Employee	12,000	12,000	-
Feng Liang	Advisor	60,000	60,000	-
Shizhu Zhu	Advisor	60,000	60,000	-
Jinghua Li	Advisor	60,000	60,000	-
Jianyu Xiong	Advisor	80,000	80,000	-
Shaohua Zhang	Advisor	70,000	70,000	-
Yijun Wang	Advisor	70,000	70,000	-
Fang Xiao	Advisor	60,000	60,000	-
Yuanzheng Feng	Advisor	60,000	60,000	-

1) Based on share ownership as of October 22, 2007. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

2) Assume the sale of all shares being registered by this Prospectus.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following summary of the material matters relating to our common stock is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common Stock

As of October 1, 2007, there were 47,073,579 shares of our common stock outstanding.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors, and do not have cumulative voting rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

* market transactions in accordance with the rules of the OTC Electronic Quotation Service or any other available markets or exchanges;

* ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

*  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* an exchange distribution in accordance with the rules of the applicable exchange;

* privately negotiated transactions;

* short sales entered into after the date of this prospectus;

* through the writing or settlement of options or other hedging \ transactions, whether through an options exchange or otherwise;

* distributions to the partners and/or members of the Selling Stockholders;

* redemptions or repurchases of interests owned by partners and/or members of the Selling Stockholders;
* broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

* a combination of any such methods of sale; and

* any other method permitted pursuant to applicable law.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTC Pink Sheets Electronic Quotation Service or any other available markets or exchanges.

The aggregate proceeds to the Selling Stockholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission's Public Reference Room.

Our common stock is quoted on the OTC Bulletin Board under the symbol "ETLT.OB."

With respect to our common stock, this prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus is a part. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities, however, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than our common stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Eternal common stock offered by this prospectus will be passed on by Vanderkam & Associates, as counsel to Eternal. Hank Vanderkam, Vanderkam & Associates has been granted 200,000 options under the Plan. In addition to these shares, Mr. Vanderkam also owns 1,054,203 shares of the Company's common stock.

RESALE PROSPECTUS

ETERNAL TECHNOLOGIES GROUP, INC.

Shares of Common Stock, par value $0.001 per share

October 22, 2007

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II
INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Company's Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to wich the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

EXHIBITS

4.1 2007 Stock Option Plan
5.1 Opinion and consent of Vanderkam & Associates re: the legality of the shares being registered
23.1 Consent of Vanderkam & Associates (included in Exhibit 5.1)
23.2 Consent of Ham Langston & Brezina L.L.P

UNDERTAKINGS

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, PRC on the 22nd day of October, 2007.

ETERNAL TECHNOLOGIES GROUP, INC.

By: /s/ JiJun Wu

JiJun Wu, Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Wu JiJun Wu JiJun	Chairman and Director	October 22, 2007
/s/ Wei Jiansheng /s/ Wei Jiansheng	CEO and Director	October 22, 2007
/s/ Zhu Shien Zhu Shien	Director	October 22, 2007
/s/ Yuguo Cheng Yuguo Cheng	Director	October 22, 2007
/s/ Genchang Li Genchang Li	Director	October 22, 2007
/s/ Shicheng Fu Shicheng Fu	Director	October 22, 2007
/s/ Mika Zhang Mika Zhang	Director	October 22, 2007

ETERNAL TECHNOLOGIES GROUP, INC.
2007 STOCK OPTION PLAN

This 2007 Stock Option Plan sets forth the provisions of the 2007 Stock Option Plan.

ARTICLE I
ESTABLISHMENT AND PURPOSE

I.1 Establishment. Eternal Technologies Group, Inc., a Nevada corporation ("Company"), hereby establishes a Non-Qualified stock option plan for employees, independent contractors and consultants providing material services other than those independent contractors and consultants involved in capital-raising activities including fundraising public relations, to the Company and its present and future subsidiaries which shall be known as the "2007 STOCK OPTION PLAN" (the "Plan"). None of the options issued to employees pursuant to the Plan may constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Options issued pursuant to the Plan shall constitute non-qualified options.

I.2 Purpose. The purpose of this Plan is to enhance shareholder investment by attracting, retaining and motivating key employees, independent contractors and consultants of the Company, and to encourage stock ownership by such persons by providing them with a means to acquire a proprietary interest in the Company's success.

ARTICLE II
DEFINITIONS

II.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below, unless the context clearly requires otherwise, and when said meaning is intended, the term shall be capitalized.

(a) "Board" means the Board of Directors of the Company.

(b) "Code" means the Internal Revenue Code, as amended.

(c) "Committee" shall mean the Committee provided by Article IV hereof, which may be created at the discretion of the Board.

(d) "Company" means Eternal Technologies Group, Inc. Corporation, a Nevada corporation.

(e) "Consultant" means any person or entity, including a Parent Corporation or a Subsidiary Corporation, who provides services (other than as an Employee) to the Company, a Parent Corporation or a Subsidiary Corporation, and shall include independent contractors, Non-Employee Officers and Non-Employee Directors, as defined subsequently.

(f) "Date of Exercise" means the date the Company receives notice, by an Optionee, of the exercise of an Option pursuant to Section 8.1 of this Plan. Such notice shall indicate the number of shares of Stock the Optionee intends to exercise.

(g) "Employee" means any person, including an officer or director of the Company or a Subsidiary Corporation, who is employed by the Company or a Subsidiary Corporation.

(i) Otherwise, Fair Market Value shall be an amount, not less than book value, determined by the Board, such determination to be final and binding on the Holder.

(h) "Non-Employee Director" means a member of the Board who is not an employee of the Company at the time an Option is granted hereunder.

(h) "Non-qualified Option" means an Option granted under this Plan which is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Non-qualified Options may be granted at such times and subject to such restrictions as the Board shall determine without conforming to the statutory rules of Section 422 of the Code applicable to incentive stock options.

(i) "Option" means the right, granted under this Plan, to purchase Stock of the Company at the option price for a specified period of time. For purposes of this Plan, an Option may be a Non-qualified Option.

(j)	"Optionee" means an Employee or Consultant holding an Option under the Plan.

(k)	“Option Prices” shall mean the fair market value per share determined by the closing share price of the Company’s common stock for the three trading days prior to the grant of the option.

(l) "Parent Corporation" shall have the meaning set forth in Section 424(e) of the Code with the Company being treated as the employer corporation for purposes of this definition.

(m) "Subsidiary Corporation" shall have the meaning set forth in Section 424(f) of the Code with the Company being treated as the employer corporation for purposes of this definition.

(n) "Significant Shareholder" means an individual who, within the meaning of Section 422(b)(6) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or Subsidiary Corporation of the Company. In determining whether an individual is a Significant Shareholder, an individual shall be treated as owning stock owned by certain relatives of the individual and certain stock owned by corporations in which the individual is a shareholder, partnerships in which the individual is a partner, and estates or trusts of which the individual is a beneficiary, all as provided in Section 424(d) of the Code.

(o) "Stock" means the $.001 par value common stock of the Company.

II.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in this Plan also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

III.1 Eligibility and Participation. All Employees are eligible to participate in this Plan and receive Non-qualified Options under the Plan. All Consultants are eligible to participate in this Plan and receive Non-qualified Options hereunder. Optionees in the Plan shall be selected by the Board, in its sole discretion, from among those Employees and Consultants who, in the opinion of the Board, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success.

ARTICLE IV
ADMINISTRATION

IV.1 Administration. The Board shall be responsible for administering the Plan.

(a) The Board is authorized to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and to make all other determinations necessary or advisable for the administration of the Plan. Determinations, interpretations, or other actions made or taken by the Board, pursuant to the provisions of this Plan, shall be final and binding and conclusive for all purposes and upon all persons.

(b) At the discretion of the Board, this Plan may be administered by a Committee which shall be an executive committee of the Board, consisting of not less than two members of the Board. The members of such Committee may be directors who are eligible to receive Options under this Plan, but Options may be granted to such persons only by action of the full Board and not by action of the Committee. At such time as the Company has any class of equity security which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, the Committee shall consist solely of two or more Non-Employee Directors as that term is defined in Rule 16b-3 under that Act. Such Committee shall have full power and authority, subject to the limitations of the Plan and any limitations imposed by the Board, to construe, interpret and administer this Plan and to make determinations which shall be final, conclusive and binding upon all persons, including, without limitation, the Company, the shareholders, the directors and any persons having any interests in any Options which may be granted under this Plan, and, by resolution or resolution providing for the creation and issuance of any such Option, to fix the terms upon which, the time or times at or within which, the price or prices at which any such shares may be purchased from the Company upon the exercise of such Option. Such terms, time or times and price or prices shall, in every case, be set forth or incorporated by reference in the instrument or instruments evidencing such Option, and shall be consistent with the provisions of this Plan.

(c) If the Committee has been appointed, the Board may from time to time remove members from, or add members to, the Committee. The Board may terminate the Committee at any time. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as the Chairman may determine. A majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. A quorum shall consist of two-thirds (2/3) of the members of the Committee.

(d) Where the Committee has been created by the Board, references in this Plan to actions to be taken by the Board shall be deemed to refer to the Committee as well, except where limited by this Plan or by the Board.

(e) The Board shall have all of the enumerated powers of the Committee, but shall not be limited to such powers. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

ARTICLE V
STOCK SUBJECT TO THE PLAN

V.1 Number. The total number of shares of Stock hereby made available and reserved for issuance under the Plan upon exercise of Non-Qualified Options shall be 2,500,000. The aggregate number of shares of Stock available under this Plan shall be subject to adjustment as provided in Section 5.3. The total number of shares of Stock may be authorized but unissued shares of Stock, or Shares acquired by purchase as directed by the Board from time to time in its discretion, to be used for issuance upon exercise of Options granted hereunder.

V.2 Unused Stock. If an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Stock subject thereto shall (unless the Plan shall have terminated) become available for other Options under the Plan.

V.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, reclassification, or other similar corporate change, the aggregate number of shares of Stock set forth in Section 5.1 shall be appropriately adjusted by the Board, whose determination shall be conclusive; provided however, that fractional shares shall be rounded to the nearest whole share. In any such case, the number and kind of shares that are subject to any Option (including any Option outstanding after termination of employment) and the Option price per share shall be proportionately and appropriately adjusted without any change in the aggregate Option price to be paid therefor upon exercise of the Option.

ARTICLE VI
DURATION OF THE PLAN

VI.1 Duration of the Plan. Subject to approval of shareholders, the Plan shall be in effect for ten years from the date of its adoption by the Board. Any Options outstanding at the end of said period shall remain in effect in accordance with their terms. The Plan shall terminate before the end of said period if all Stock subject to it has been purchased pursuant to the exercise of Options granted under the Plan.

ARTICLE VII
TERMS OF STOCK OPTIONS

VII.1 Grant of Options. Subject to Section 5.1, Options may be granted to Employees or Consultants at any time and from time to time as determined by the Board. The Board shall have complete discretion in determining the terms and conditions and number of Options granted to each Optionee. In making such determinations, the Board may take into account the nature of services rendered by such Employees or Consultants, their present and potential contributions to the Company and its Subsidiary Corporations, and such other factors as the Board in its discretion shall deem relevant.

(a) The Board is expressly given the authority to issue amended or replacement Options with respect to shares of Stock subject to an Option previously granted hereunder. An amended Option amends the terms of an Option previously granted and thereby supersedes the previous Option. A replacement Option is similar to a new Option granted hereunder except that it provides that it shall be forfeited to the extent that a previously granted Option is exercised, or except that its issuance is conditioned upon the termination of a previously granted Option.

VII.2 Option Agreement; Terms and Conditions to Apply Unless Otherwise Specified. As determined by the Board on the date of grant, each Option shall be evidenced by an Option agreement (the "Option Agreement") that includes the non-transferability provisions required by Section 10.2 hereof and specifies: whether the Option is a Non-qualified Option; the Option price; the duration of the Option; the number of shares of Stock to which the Option applies; any vesting or exercisability restrictions which the Board may impose. All such terms and conditions shall be determined by the Board at the time of grant of the Option.

(a) If not otherwise specified by the Board, the following terms and conditions shall apply to Options granted under the Plan:

(i) Term. The duration of the Option shall be five years from the date of grant.

(ii) Exercise of Option. Unless an Option is terminated as provided hereunder, an Optionee may exercise his Option for up to, but not in excess of, the amounts of shares subject to the Option specified hereafter, based on the services performed by the Optionee's number of years of continuous service with the Company or a Subsidiary Corporation from the date on which the Option is granted. The Optionee may exercise his Option in its entirety anytime.

VII.3 Option Price. The Option Price has been determined by the Board of Directors, to be 61.6 cents. The Option exercise price shall be subject to adjustment as provided in Section 5.3 above.

VII.4 Term of Options. Each Option shall expire at such time as the Board shall determine when it is granted, provided however that under no circumstances shall a Non-qualified Option be exercisable later than the fifth anniversary date of its grant.

VII.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for all Optionees.

VII.6 Payment. Payment for all shares of Stock shall be made at the time that an Option, or any part thereof, is exercised, and no shares shall be issued until full payment therefor has been made. Payment shall be made (i) in cash, or (ii) if acceptable to the Board, in Stock or in some other form.

ARTICLE VIII
WRITTEN NOTICE, ISSUANCE OF STOCK
CERTIFICATES, SHAREHOLDER PRIVILEGES

VIII.1 Written Notice. An Optionee wishing to exercise an Option shall give written notice to the Company, in the form and manner prescribed by the Board. Full payment for the shares exercised pursuant to the Option must accompany the written notice.

VIII.2 Issuance of Stock Certificates. As soon as practicable after the receipt of written notice and payment, the Company shall deliver to the Optionee or to a permitted nominee of the Optionee a certificate or certificates for the requisite number of shares of Stock.

VIII.3 Privileges of a Shareholder. An Optionee or any other person entitled to exercise an Option under this Plan shall not have stockholder privileges with respect to any Stock covered by the Option until the date of issuance of a stock certificate for such stock.

ARTICLE IX
TERMINATION OF EMPLOYMENT OR SERVICES

IX.1 Death. If an Optionee's employment in the case of an Employee, or provision of services as a Consultant in the case of a Consultant, terminates by reason of death, the Option may thereafter be exercised at any time prior to the expiration date of the Option or within 12 months after the date of such death, whichever period is the shorter, by the person or persons entitled to do so under the Optionee's will or, if the Optionee shall fail to make a testamentary disposition of an Option or shall die intestate, the Optionee's legal representative or representatives. The Option shall be exercisable only to the extent that such Option was exercisable as of the date of death.

IX.2 Termination other than for Cause or Due to Death. In the event of an Optionee's termination of employment in the case of an Employee, or termination of the provision of services as a Consultant in the case of a Consultant, other than by reason of death, the Optionee may exercise such portion of his Option as was exercisable by him at the date of such termination (the "Termination Date") at any time within three months of the Termination Date; provided, however, that where the Optionee is an Employee, and is terminated due to disability within the meaning of Code § 422, he may exercise such portion of his Option as was exercisable by him on his Termination Date within one year of his Termination Date. In any event, the Option cannot be exercised after the expiration of the term of the Option. Options not exercised within the applicable period specified above shall terminate.

(a) In the case of an Employee, a change of duties or position within the Company or an assignment of employment in a Subsidiary Corporation or Parent Corporation of the Company, if any, or from such a Corporation to the Company, shall not be considered a termination of employment for purposes of this Plan.

(b) The Option Agreements may contain such provisions as the Board shall approve with reference to the effect of approved leaves of absence upon termination of employment.

IX.3 Termination for Cause. In the event of an Optionee's termination of employment in the case of an Employee, or termination of the provision of services as a Consultant in the case of a Consultant, which termination is by the Company or a Subsidiary Corporation for cause, any Option or Options held by him under the Plan, to the extent not exercised before such termination, shall terminate upon notice of termination for cause.

ARTICLE X
RIGHTS OF OPTIONEES

X.1 Service. Nothing in this Plan shall interfere with or limit in any way the right of the Company or a Subsidiary Corporation to terminate any Employee's employment, or any Consultant's services, at any time, nor confer upon any Employee any right to continue in the employ of the Company or a Subsidiary Corporation, or upon any Consultant any right to continue to provide services to the Company or a Subsidiary Corporation.

X.2 Non-transferability. All Options granted under this Plan shall be nontransferable by the Optionee, other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee.

ARTICLE XI
OPTIONEE-EMPLOYEE'S TRANSFER
OR LEAVE OF ABSENCE

XI.1 Optionee-Employee's Transfer or Leave of Absence. For purposes of this Plan:

(a) A transfer of an Optionee who is an Employee from the Company to a Subsidiary Corporation or Parent Corporation, or from one such Corporation to another, or

(b) A leave of absence for such an Optionee which is duly authorized in writing by the Company or a Subsidiary Corporation shall not be deemed a termination of employment. However, under no circumstances may an Optionee exercise an Option during any leave of absence, unless authorized by the Board.

ARTICLE XII
AMENDMENT, MODIFICATION, AND
TERMINATION OF THE PLAN

XII.1 Amendment, Modification, and Termination of the Plan.

(a) The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no such action of the Board, without approval of the shareholders, may:

(i) increase the total amount of Stock which may be purchased through Options granted under the Plan, except as provided in Article V;

(ii) change the class of Employees or Consultants eligible to receive Options;

(b) No amendment, modification, or termination of the Plan shall in any manner adversely affect any outstanding Option under the Plan without the consent of the Optionee holding the Option.

ARTICLE XIII
ACQUISITION, MERGER OR LIQUIDATION

XIII.1 Acquisition.

(a) In the event that an Acquisition occurs with respect to the Company, the Company shall have the option, but not the obligation, to cancel Options outstanding as of the effective date of Acquisition, whether or not such Options are then exercisable, in return for payment to the Optionees of an amount equal to a reasonable estimate of an amount (hereinafter the "Spread") equal to the difference between the net amount per share payable in the Acquisition or as a result of the Acquisition, less the exercise price of the Option. In estimating the Spread, appropriate adjustments to give effect to the existence of the Options shall be made, such as deeming the Options to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Options as being outstanding in determining the net amount per share.

(b) For purposes of this section, an "Acquisition" shall mean any transaction in which substantially all of the Company's assets are acquired or in which a controlling amount of the Company's outstanding shares are acquired, in each case by a single person or entity or an affiliated group of persons and entities. For purposes of this section, a controlling amount shall mean more than 50% of the issued and outstanding shares of stock of the Company. The Company shall have such an option regardless of how the Acquisition is effectuated, whether by direct purchase, through a merger or similar corporate transaction, or otherwise. In cases where the acquisition consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before the liquidation can be completed.

(c) Where the Company does not exercise its option under this Section 13.1 the remaining provisions of this Article XIII shall apply, to the extent applicable.

XIII.2 Merger or Consolidation. Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation, any Option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled in such merger or consolidation.

XIII.3 Other Transactions. A dissolution or a liquidation of the Company or a merger and consolidation in which the Company is not the surviving corporation shall cause every Option outstanding hereunder to terminate as of the effective date of such dissolution, liquidation, merger or consolidation. However, the Optionee either (i) shall be offered a firm commitment whereby the resulting or surviving corporation in a merger or consolidation will tender to the Optionee an option (the "Substitute Option") to purchase its shares on terms and conditions both as to number of shares and otherwise, which will substantially preserve to the Optionee the rights and benefits of the Option outstanding hereunder granted by the Company, or (ii) shall have the right immediately prior to such dissolution, liquidation, merger, or consolidation to exercise any unexercised Options whether or not then exercisable, subject to the provisions of this Plan. The Board shall have absolute and uncontrolled discretion to determine whether the Optionee has been offered a firm commitment and whether the tendered Substitute Option will substantially preserve to the Optionee the rights and benefits of the Option outstanding hereunder. In any event, any Substitute Option for an Incentive Stock Option shall comply with the requirements of Code Section 424(a).

ARTICLE XIV
SECURITIES REGISTRATION

XIV.1 Securities Registration. In the event that the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or any other applicable statute, any Options or any Stock with respect to which an Option may be or shall have been granted or exercised, or to qualify any such Options or Stock under the Securities Act of 1933, as amended, or any other statute, then the Optionee shall cooperate with the Company and take such action as is necessary to permit registration or qualification of such Options or Stock.

XIV.2 Representations. Unless the Company has determined that the following representation is unnecessary, each person exercising an Option under the Plan may be required by the Company, as a condition to the issuance of the shares pursuant to exercise of the Option, to make a representation in writing (i) that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof, (ii) that before any transfer in connection with the resale of such shares, he will obtain the written opinion of counsel for the Company, or other counsel acceptable to the Company, that such shares may be transferred. The Company may also require that the certificates representing such shares contain legends reflecting the foregoing.

ARTICLE XV
TAX WITHHOLDING

XV.1 Tax Withholding. Whenever shares of Stock are to be issued in satisfaction of Options exercised under this Plan, the Company shall have the power to require the recipient of the Stock to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements.

ARTICLE XVI
INDEMNIFICATION

XVI.1 Indemnification. To the extent permitted by law, each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company or any Subsidiary Corporation may have to indemnify them or hold them harmless.

ARTICLE XVII
REQUIREMENTS OF LAW

XVII.1 Requirements of Law. The granting of Options and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

XVII.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Nevada.

ARTICLE XVIII
EFFECTIVE DATE OF PLAN

XVIII.1 Effective Date. The Amended and Restated Plan shall be effective on August 31, 2007.

ARTICLE XIX
NO OBLIGATION TO EXERCISE OPTION

XIX.1 No Obligation to Exercise. The granting of an Option shall impose no obligation upon the holder thereof to exercise such Option.

ARTICLE XX
STOCKHOLDER APPROVAL

XX.1 Stockholder Approval. This Plan shall be submitted for approval and ratification by a vote of the holders of a majority of the shares of Common Stock of the Company no later than the next annual meeting of shareholders and shall not affect the validity of any Option issued under this Plan.

THIS 2007 STOCK OPTION PLAN was adopted by the Board of Directors of Eternal Technologies Group, Inc. on October 1, 2007 to be effective on that date.

Eternal Technologies Group, Inc.

By:	/s/ JiJun Wu
JiJun Wu, Chairman of the Board of Directors

Vanderkam & Associates
1301 Travis, #1200
Houston, TX 77002
713-547-8900 phone
713-547-8910 facsimile

October 22, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Eternal Technologies Group, Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as special counsel to Eternal Technologies Group, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration by the Company under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares (the "Shares") of the Company's common stock (the "Common Stock"), $0.001 par value per share, pursuant to the Company's 2007 Stock Option Plan.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We have relied, without independent investigation, upon a certificate from the Company's Chief Executive Officer as to certain factual and other matters including that the number of shares which the Company is authorized to issue in its Certificate of Incorporation, as amended, exceeds by at least the number of shares which may be issued in connection with the Plans, the sum of (i) the number of shares of the Company's Common Stock outstanding, (ii) the number of shares of the Company's Common Stock held as treasury shares, and (iii) the number of shares of the Company's Common Stock which the Company is obligated to issue (or has otherwise reserved for issuance for any purposes), and we have assumed for purposes of our opinion herein that such condition will remain true at all future times relevant to this opinion. We have also assumed that the Company will cause certificates representing Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the due and proper issuance of such Shares. We have assumed for purposes of this opinion that options issued under the Plans, the Shares issuable upon exercise of such options under the 2007 Stock Option Plan have been duly authorized by all necessary corporate action on the part of the Company and such options and Shares of restricted stock have been duly authorized and granted under the Plans. We express no opinion regarding any shares reacquired by the Company after initial issuance.

We are members of the Bar of the State of Texas and are not admitted to practice law in any other jurisdiction. We do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Texas, the General Corporation Law of the State of Nevada, and laws of the United States of America.

Subject to the limitations stated in this letter, and subject further to the following limitations, it is our opinion that the Shares issued or issuable by the Company, under and in accordance with all of the provisions of the Plans, will, upon delivery thereof and receipt by the Company of all and adequate consideration owed to the Company therefor (assuming such consideration exceeds the par value therefor), be validly issued, fully paid and non-assessable.

The foregoing assumes that the aforesaid Registration Statement will become and remain effective under the Securities Act of 1933, as amended, prior to any offering of the Shares pursuant to the terms thereof and will be amended, as appropriate, and that there will be compliance with all applicable state securities laws in connection with the offering of such securities, as well as compliance with the terms of the offering set forth in the Registration Statement.

This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity. This opinion is provided to you as of the date hereof. We undertake no, and hereby disclaim any obligation to advise you of any change in any matter set forth herein. Without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vanderkam & Associates

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Eternal Technologies Group, Inc. and Subsidiaries
Suite 2007, Golden Central Tower,
No. 3037, Jintian Rd., Futian District, Shenzhen, Guangdong, Province,
P.R. China

As the Registrant's independent registered public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 30, 2007 relating to the financial statements of Eternal Technologies Group, Inc. and Subsidiaries which appears in the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2006 and to all references to our Firm included in this Registration Statement on Form S-8.

/s/ Ham, Langston & Brezina L.L.P.
Ham Langston & Brezina LLC

Date: October 22, 2007
Houston, Texas